Exhibit 10.3

LINX PAY HUB

SPECIAL RESTRICTED SHARE PLAN

(approved by the Board of Directors’ meeting of Linx S.A. held on May 2, 2019)

Terms used in this Linx Pay Hub Special Restricted Share Plan (“Special Restricted Share Plan”) are defined in the Restricted Share Plan of Linx S.A., approved by the Special Shareholders’ Meeting held on January 23, 2019 (“Restricted Share Plan”).

1.                                     DEFINITIONS

The following terms are used in this Special Restricted Share Plan, notwithstanding any other definitions in this Special Restricted Share Plan:

GROSS REVENUES: Aggregate sale amount of products and services related to payment solution business, less any cancellations and/or commercial discounts and/or defaults and/or anticipation of receivables.

ADJUSTED CONTRIBUTION MARGIN: Means the revenues from payment solution business, including revenues from anticipation of receivables, loan, financing and financial floating transactions related to the business, less any taxes imposed on sales and cancelations, as well as any transaction costs, in accordance with criteria defined in the business plan filed at the Company’s principal place of business.

INITIAL AWARD: For the purposes of this Special Restricted Share Plan, it means the sum of the aggregate number of Restricted Share related to each vesting tranche, without multiplier in case of exceeding results of performance indicators.

ADDITIONAL AWARD: For the purposes of this Linx Pay Hub Special Restricted Share Plan, it means an additional vesting, plus a multiplier in case of exceeding results of performance indicators, up to 50% of the aggregate award amount.

2.                                     OBJECTIVES OF LINX PAY HUB SPECIAL RESTRICTED STOCK PLAN

The objective of this Linx Pay Hub Special Restricted Share Plan is to establish directives and procedures to manage the award of Restricted Share issued by Linx S.A. (“Company”) on a special basis, to managers that work on the execution of the business plan of payment solution division of the Company and its controlled companies (“Linx Pay Hub”), in accordance with criteria determined in the Restricted Share Plan, in order to retain the Company’s professionals as well as to achieve long-term interests of stakeholders and shareholders on a sustainable way, leveraging the Company’s results, especially regarding generation of results within the next five (5) years.

3.                                     AGGREGATE AWARD NUMBER AND DISTRIBUTION AMONG PARTICIPANTS

Pursuant to the Special Restricted Share Plan (Linx Pay Hub), up to one million and two hundred thousand (1,200,000) Restricted Share will be awarded in a single tranche, of which up to eight hundred thousand (800,000) Restricted Share as an Initial Award and up to four hundred thousand (400,000) Restricted Share as an Additional Award, to be distributed among Participants previously indicated by the Company’s Board of Directors, in accordance with a table approved by the Board of Directors, which, initialed by the presiding board, shall be filed at the Company’s principal place of business.

The Board of Directors delivered to each Participant a Notice of Indication of Participation in Linx Pay Hub Special Restricted Share Plan.

For such distribution, the Board of Directors has taken into consideration the key positions at the Company directly associated with the execution of its long-term strategy, especially with respect to generation of value to the Company within the next five (5) years.

4.                                     PERFORMANCE INDICATORS AND VESTING/LOCK-UP PERIOD

The vesting of Restricted Share from the Initial Award will take place within the next five (5) years, pro-rata, i.e. at the end of each year, starting on December 31, 2019, up to twenty percent (20%) of the Initial Award shall be vested, upon achievement of performance indicators established by the Company for each vesting year, i.e. the gross revenues and Adjusted Contribution margin, in accordance with the business plan approved by the Company’s Board of Directors, which, as initialed by the presiding board, shall be filed at the Company’s principal place of business. Furthermore, upon vesting, Participants shall wait a lock-up period of two (2) years for each pro-rata and incremental vesting period.

Each year, Participants may be vested in up to twenty percent (20%) of Restricted Share from the Initial Award, of which:

(i)                                     ten percent (10%) of Restricted Share will be vested if it achieved the gross revenues established for each vesting year; and

(ii)                                  ten percent (10%) of Restricted Share will be vested if it achieved the adjusted contribution margin established for each vesting year.

Participant will forfeit its pro-rata vesting rights for such year in case neither gross revenues nor adjusted contribution margin had been achieved, which may be re-established if, at the end of the fifth year of Linx Pay Hub Special Restricted Share Plan, the Participant achieves cumulatively 100% of gross revenues and adjusted contribution margin targets.

At the end of the fifth (5th) year of Linx Pay Hub Special Restricted Share Plan, Participant’s aggregate results for each performance indicators achieved by the Participant shall be calculated (sum of each year). If such sum exceeds the aggregate gross revenues and adjusted contribution margin targets established for the same period, the Participant may be vested an additional fifty percent (50%).

If the aggregate sum of Linx Pay Hub Special Restricted Share Plan targets for all years exceeds up to 20%, the Participant will be entitled to an additional award equivalent to (i) zero point five percent (0.5%) for each one percent (1%) exceeding the aggregate sum of gross revenues target up to 20%; and (ii) zero point five percent (0.5%) for each one percent (1%) exceeding the aggregate sum of adjusted contribution margin up to 20%.

If the aggregate sum of Linx Pay Hub Special Restricted Share Plan targets related to gross revenues and adjusted contribution margin for each year exceeds 20%, the Participant may be entitled to an additional award equivalent to (i) twenty-five percent (25%) over the exceeding gross revenues target; and (ii) twenty-five percent (25%) over the exceeding adjusted contribution margin target.

5.                                     RETENTION AND TERMINATION PERIODS

In the event of resignation, dismissal, replacement or no reelection of the Participant before December 31, 2023, all unvested Restricted Share awarded under this Special Restricted Share Plan shall be automatically canceled, regardless of any prior notice or indemnification, with no further obligation by the Company.

Before or after December 31, 2023, in the event of Participant’s termination due to dishonesty conduct of the Participant, as per Linx Pay Hub Special Restricted Share Plan, all Unvested or Vested Restricted Share subject to a lock-up period awarded to the Participant under the Special Restricted Share Plan shall be immediately and automatically canceled, regardless any prior notice or indemnification. In this event, the Company’s Board of Directors, at its discretion, upon the Participant’s termination, may release Vested Restricted Share to such beneficiary during the lock-up period.

For the purposes of this Linx Pay Hub Special Restricted Share Plan, termination due to dishonesty or fraudulent conduct shall mean: (a) criminal conviction due to willful offenses; (b) dishonesty or fraudulent conduct of the Participant against the Company or its controlled or affiliated companies; (c) any Participant’s negligence or willful action or inaction, that could harm Group Linx business, image or financial condition, provided that duly evidenced; (d) material breach of any instrument governing statutory managers’ positions; (e) failure to comply with the Bylaws, Ethics Code and other corporate provisions applicable to the Participant, as manager; (f) failure to comply with any requirements set forth by Law No. 6.404/1976, as amended by Law No. 10.303/2001, applicable to managers of corporations, including but not limited to those set forth in articles 153 of 157 of such Law; (g) failure to comply with Anticorruption Laws, Law No. 12.846/2013 and FCPA, U.K. Anti-bribery Act; and (h) criminal conviction to suspension or temporary non-qualification applied by the Brazilian Securities Commission, which make the Participant ineligible to management positions in publicly-held companies.

In the event of Participant’s retirement before December 31, 2023, all Unvested Restricted Share awarded to him under this Special Restricted Share Plan shall be automatically cancelled, regardless of any prior notice or indemnification. In this event, all Vested Restricted Share that had not been exercised by the Participant yet may be exercised, provided that in accordance with the terms under the Company’s Restricted Share Plan within thirty (30) days from the date of the Participant’s retirement, which shall fully comply with lock-up rules established under this Special Restricted Share Plan, except if otherwise agreed with by the Company’s Board of Directors.

In the event of Participant’s death before December 31, 2023, all Unvested Restricted Share awarded to Participants under this agreement shall be automatically cancelled, notwithstanding any prior notice or indemnification. In this event, all Unvested Restricted Share shall be extended to the Participant’s heirs and successors, upon legal succession or will, and may be totally or partially exercised, if not, in accordance with the terms established by the Restricted Share Plan, by any Participant’s duly qualified heirs, successors or marital portion within twelve (12) months for the date of death, which shall fully comply with lock-up rules under this agreement, except if otherwise agreed with by the Company’s Board of Directors.

In the event of Participant’s permanent incapacity before December 31, 2023, all Unvested Restricted Share awarded to the Participant under this Special Restricted Share Plan shall be cancelled, regardless of any prior notice or indemnification. In this event, the Participant or its legal representative shall be entitled to exercise all Vested Restricted Share in case they have not been exercised by the time of determination of his incapacity, in accordance with the terms in effect under the Company’s Restricted Share Plan, within six (6) months from the date of the determination of such incapacity, which shall fully comply with lock-up rules under this Special Restricted Share Plan, except if otherwise agreed with by the Company’s Board of Directors.

6.                                     TERM

Linx Pay Hub Special Restricted Share Plan shall comply with term of effectiveness provisions of the Company’s Restricted Share Plan in effect when this plan is approved and shall be in effect as of May 2, 2019; however, the period for assessment of any performance indicators shall begin on January 1st, 2019.

7.                                     RESTRICTED STOCK AWARD AGREEMENT

Linx Pay Hub Special Restricted Share Plan Participants, in order to be validly entitled to any Restricted Share, shall enter with a Restricted Share Award Agreement and other Covenants of Linx Pay Hub Special Restricted Share Plan with the Company, in the form approved the by Board of Directors which, after initialed by the presiding board, shall be filed at the Company’s principal place of business.

In order to settle any Deferred Share, the Company, at its own discretion, may: (a) transfer any treasury stock; (b) pay in cash the amount equivalent to the number of exercised Restricted Share, multiplied by average weighted price of financial volume of the Company’s common shares traded at B3 S.A. — Brasil, Bolsa e Balcão two (2) months immediately before the month of the date of settlement; or (c) transfer treasury stock and effect a payment in cash. The Company shall withhold any Income Tax upon settlement of any vested Restricted Share, based on the number of vested Restricted Share, multiplied by average weighted price of financial volume of the Company’s common shares traded at B3 two (2) months immediately before the month of the date of settlement.

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